                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
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     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          WASHINGTON GAS LIGHT COMPANY
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                          WASHINGTON GAS LIGHT COMPANY

                              1100 H STREET, N.W.
                             WASHINGTON, D.C. 20080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Washington Gas Light Company will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. 20004, on Friday, February 21, 1997, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed Proxy Statement:

        (1) To elect directors for the ensuing year;

        (2) To ratify the appointment of independent public accountants for 1997;

        (3) To consider and take action with respect to a stockholder proposal relating to cumulative voting, if such proposal is brought before the meeting;

        (4) To consider and take action with respect to a stockholder proposal relating to retirement benefits for outside directors, if such proposal is brought before the meeting; and

        (5) To transact any other business properly brought before the meeting or any adjournment thereof.

     Each holder of Common Stock and of Serial Preferred Stock, $4.25 Series; $5.00 Series; $4.80 Series; $4.60 Convertible Series; and $4.36 Convertible Series is entitled to one vote for each share of such stock standing in the name of such holder on the records of the Company at the close of business on January 2, 1997.

                                             By order of the Board of Directors,

                                                                 Douglas V. Pope
                                                                       Secretary

January 21, 1997
                               ------------------

                               IMPORTANT NOTICES

                              ADMISSION PROCEDURES

     ADMISSION TO THIS YEAR'S MEETING WILL BE LIMITED TO PERSONS WHO (i) ARE LISTED ON THE COMPANY'S RECORDS AS SHAREHOLDERS AS OF JANUARY 2, 1997 (THE "RECORD DATE"), OR (ii) BRING A STATEMENT TO THE MEETING SHOWING THEIR BENEFICIAL OWNERSHIP OF COMPANY STOCK THROUGH A BROKER, A BANK OR OTHER INSTITUTION AS OF THE RECORD DATE.

                         NEW LOCATION OF ANNUAL MEETING

     THE ANNUAL MEETING WILL BE HELD AT THE WILLARD INTER-CONTINENTAL HOTEL, 1401 PENNSYLVANIA AVE., N.W., WASHINGTON, D.C. AT 10 A.M. ON FRIDAY, FEBRUARY 21, 1997. THIS IS A CHANGE IN LOCATION FROM PRIOR YEARS.

                          WASHINGTON GAS LIGHT COMPANY

                              1100 H STREET, N.W.

                             WASHINGTON, D.C. 20080

                                                                January 21, 1997

                                PROXY STATEMENT

To the Stockholders:

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Washington Gas Light Company (Company) to be used at the annual meeting of stockholders of the Company to be held on Friday, February 21, 1997, and at any adjournment thereof. The meeting will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. at 10:00 a.m. If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted "FOR" proposals (1) and (2) and "AGAINST" proposals (3) and (4). The proxy may be revoked at any time by notice to the Company or by execution of a later proxy card, to the extent that it has not been exercised.

     Each holder of Common Stock and of Serial Preferred Stock, $4.25 Series; $5.00 Series; $4.80 Series; $4.60 Convertible Series; and $4.36 Convertible Series is entitled to one vote for each share of such stock standing in the name of such holder on the records of the Company at the close of business on January 2, 1997. Outstanding voting securities as of January 2, 1997, consisted of:
43,708,694 shares of Common Stock; 70,600 shares of Serial Preferred Stock, $4.25 Series; 60,000 shares of Serial Preferred Stock, $5.00 Series; 150,000 shares of Serial Preferred Stock, $4.80 Series; 588 shares of Serial Preferred Stock, $4.60 Convertible Series; and 2,032 shares of Serial Preferred Stock, $4.36 Convertible Series. Total outstanding voting securities as of January 2, 1997 were 43,991,914 shares. The matters to be voted upon at the annual meeting are described in this Proxy Statement.

     With respect to the election of Directors, the nine nominees receiving the greatest number of votes shall be elected. With respect to each stockholder proposal, a majority of shares voting on each proposal is required for approval. Abstentions and broker non-votes will not be counted either for or against matters submitted for vote by the stockholders.

                           (1) ELECTION OF DIRECTORS

     At the meeting, nine directors (constituting the entire Board of Directors) are to be elected to hold office for the ensuing year.

     It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors.

                            MICHAEL D. BARNES, age 53, is a partner in the Washington, D.C.
        PHOTO               law firm of Hogan & Hartson. Mr. Barnes was previously a partner in the law firm of Arent, Fox, Kintner, Plotkin & Kahn
                            (1987-1993). Mr. Barnes was United States Representative from
                            Maryland's 8th Congressional District from 1979 to 1987. He was
                            Commissioner of the Maryland Public Service Commission and Vice
                            Chairman of the Washington Metropolitan Area Transit Commission
                            from 1975 to 1978. Mr. Barnes is a graduate of the University of
                            North Carolina and the George Washington University National Law
                            Center, where he received his law degree with honors. Mr. Barnes is active in several civic and business groups, including the
                            Center for National Policy, the University of Maryland
                            Foundation, the International Human Rights Law Group, and the
                            Council on Foreign Relations. Mr. Barnes has been a Director of
                            Washington Gas Light Company since 1991.

                            FRED J. BRINKMAN, age 68, retired in 1991 as a Senior Partner
        PHOTO               with the firm of Arthur Andersen & Co., independent public accountants (Arthur Andersen & Co. is now Arthur Andersen LLP).
                            From 1981-1989, Mr. Brinkman was Area Managing Partner for the
                            Asia-Pacific Area and Managing Partner of the Washington, D.C.
                            office of Arthur Andersen & Co. From 1989 to June 1991, at which time he retired, he was Senior Partner consulting on global initiatives of Arthur Andersen & Co. From 1991 to present, he has engaged in consulting. Mr. Brinkman is a member of several professional and civic organizations, including the American
                            Institute of CPAs, the Boards of Directors of SHARE, Inc. and of
                            the Academy of Economic Education, and Special Olympics
                            International. Mr. Brinkman also serves on the Boards of Charles
                            E. Smith Residential Realty, Inc., Figgie International, Inc. and
                            Washington Mutual Investors Fund. Mr. Brinkman has been a
                            Director of Washington Gas Light Company since 1992.

                            DANIEL J. CALLAHAN, III, age 64, is Vice Chairman and Treasurer
        PHOTO               of The Morris and Gwendolyn Cafritz Foundation. Mr. Callahan
                            retired in 1995 as Chairman and Chief Executive Officer of USLICO
                            Corporation, an insurance holding company, a position he held since 1992. Mr. Callahan was previously Vice Chairman of American
                            Security Bank (1991-1992) and served as President of MNC
                            Financial Inc. (1987-1991) and Chairman of the Board and Chief
                            Executive Officer of American Security Corporation and American
                            Security Bank, N.A. from 1985-1991. Mr. Callahan also is a
                            Director of ReliaStar Financial Corporation and is on the
                            Advisory Board of Washington Mutual Investors Fund, and of
                            Ferris, Baker, Watts, Inc. Mr. Callahan is on the Atlantic
                            Council, the Federal City Council and is a former Chairman of the
                            Greater Washington Research Center. He has been a Director of
                            Washington Gas Light Company since 1989 and serves as Chairman of the Personnel and Compensation Committee.

                            ORLANDO W. DARDEN, age 66, is President of OWD Enterprises Inc, a
        PHOTO               real estate investment firm and is a partner in several real estate limited partnerships. He is a graduate of Howard
                            University. Mr. Darden founded and was President and Chief
                            Executive Officer of Community Federal Savings and Loan
                            Association of Washington, D.C., from 1974 to 1981. He has served as Director of the Pennsylvania Avenue Development Corporation
                            (PADC). He also was a trustee and Chairman of the Investment
                            Committee of the District of Columbia Retirement Board. He is a
                            member of the Board of Trustees of the Consortium of Universities
                            of the Washington Metropolitan Area and he is also a member of
                            The Greater Washington Board of Trade. He has been a Director of
                            Washington Gas Light Company since 1979 and serves as Chairman of the Audit Review Committee.

                            JAMES H. DEGRAFFENREIDT, JR., age 43, is President and Chief
        PHOTO               Operating Officer of the Company. Mr. DeGraffenreidt joined the
                            Company in 1986 as managing attorney, and was promoted to senior managing attorney in 1988, and then Vice President of Rates and
                            Regulatory Affairs in 1991. He was elected Senior Vice President in May 1993 and was elected President and Chief Operating Officer effective December 1, 1994. Prior to joining Washington Gas, Mr.
                            DeGraffenreidt was a partner with a Washington, D.C. law firm where he specialized in public utilities, telecommunications and public finance. Previous to that, he was assistant people's counsel in the Maryland Office of People's Counsel. Mr.
                            DeGraffenreidt earned his Juris Doctor and Master of Business
                            Administration degrees from Columbia University and his Bachelor of Arts degree from Yale College. He is admitted to the District of Columbia Bar and the Maryland Bar, and is a member of the
                            Washington Bar Association and the National Bar Association. Mr.
                            DeGraffenreidt is also a member of the boards of directors of
                            Harbor Bank of Maryland, Medlantic Health Care Group, Southern
                            Gas Association, the American Red Cross, Greater Chesapeake and
                            Potomac Region, and the Healthy Babies Project. He has been a member of the Board of Directors of the Company since 1994.

                            MELVYN J. ESTRIN, age 54, is Chairman of the Board and Chief
        PHOTO               Executive Officer of FoxMeyer Health Corporation (formerly
                            National Intergroup, Inc.), involved in medical information and medical product manufacturing. Mr. Estrin is also Chairman of the
                            Board and Chief Executive Officer of Human Service Group, Inc.
                            (trading as Estrin International) (1983-present) and is President and a director of HSG Acquisition Co. (1986-present), both of which are private management and investment firms. Mr. Estrin served as Trustee of the University of Pennsylvania and is active with several charitable organizations, including serving as a
                            Director of The National Council for the Performing Arts and the
                            Endowment Board of the Kennedy Center. Mr. Estrin is a member of
                            The Washington Board of Trade, The Economic Club of Washington
                            and The Business Roundtable. He is a former Commissioner of the
                            National Capital Park and Planning Commission. Mr. Estrin is a
                            graduate of the University of Pennsylvania's Wharton School of
                            Finance. Mr. Estrin is a director of FoxMeyer Health Corporation,
                            UroHealth Systems, Inc., Phar-Mor Inc., FWB Bancorp, and has been a Director of Washington Gas Light Company since 1991.

                            PATRICK J. MAHER, age 60, is Chairman of the Board and Chief
        PHOTO               Executive Officer of the Company. Mr. Maher joined the Company in
                            1974 as Vice President and Chief Financial Officer and was
                            elected Executive Vice President--Finance and Administration in
                            1980. He was President of the Company from October 1987 to
                            November 1992, and he has been Chief Executive Officer since
                            February 1992 and Chairman of the Board since November 1992. Mr.
                            Maher is active in several industry and business groups,
                            including the American Gas Association, where he is a member of the Board of Directors. Mr. Maher serves on the Boards of
                            Directors of the Institute of Gas Technology, the Greater
                            Washington Research Center, the Greater Washington Board of
                            Trade, the Corporation Against Drug Abuse and Public Utilities
                            Reports, Inc. He is a Trustee of the Federal City Council. Mr.
                            Maher is on the Board of Directors of Crestar Financial
                            Corporation, AEGIS Insurance Services, Inc. and has been a
                            Director of Washington Gas Light Company since 1988.

                            KAREN HASTIE WILLIAMS, age 52, is a Partner with the Washington,
        PHOTO               D.C. law firm of Crowell & Moring, where she specializes in public contract law. Prior to joining Crowell & Moring, Ms.
                            Williams served as Administrator for the Office of Federal
                            Procurement Policy at the Office of Management and Budget
                            (1980-81) and she was Chief Counsel of the Senate Committee on
                            the Budget (1977-1980). Ms. Williams is a member of many
                            professional and civic organizations, including serving as Chair of the American Bar Association Section of Public Contract Law.
                            Ms. Williams is a Director of Crestar Financial Corporation, the
                            Federal National Mortgage Association, Continental Airlines
                            Company and SunAmerica, Inc. Ms. Williams has been a director of
                            Washington Gas Light Company since 1992.

                            STEPHEN G. YEONAS, age 71, is President of the Stephen G. Yeonas
        PHOTO               Company, a real estate investment and development firm. He is a graduate of the American University and the Catholic University
                            of America (Columbus School of Law). In 1946 he founded and served as President (1946-1973) of the Yeonas Company, the largest builder of new homes in the Washington metropolitan area for many years. Mr. Yeonas has been the recipient of numerous professional and civic awards, including American University's
                            Alumni Recognition Award, Catholic University's 1980 Alumni Award
                            for outstanding achievements in the fields of business and finance, Man of the Year Award by the Home Builders Association
                            of Metropolitan Washington, Marketing Man of the Year by the
                            American Marketing Association (Washington Chapter), Virginia
                            Realtor of the Year, the Citizenship of the Year Award (by the
                            American Legion), Member, Northern Virginia Board of Realtors
                            Hall of Fame, Member, Home Builders Association of Virginia Hall
                            of Fame and Member, National Association of Home Builders Hall of
                            Fame. Mr. Yeonas also serves on the Board of Directors of
                            Washington Mutual Investors Fund. He has been a Director of
                            Washington Gas Light Company since 1964 and serves as Chairman of the Nominating Committee.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
         (INFORMATION ON COMMITTEE MEMBERSHIP IS FOR FISCAL YEAR 1996)

The Board has established four standing committees:

     The Executive Committee members are: Patrick J. Maher (Chairman), Daniel J. Callahan, III, Orlando W. Darden, James H. DeGraffenreidt, Jr. and Stephen G. Yeonas. There are four alternate members: Michael D. Barnes, Fred J. Brinkman, Melvyn J. Estrin and Karen Hastie Williams. This committee may exercise all of the authority of the Board of Directors when the Board is not in session. This committee held three meetings during the fiscal year which ended September 30, 1996 (fiscal year 1996).

     The Audit Review Committee members are: Orlando W. Darden (Chairman), Fred
J. Brinkman, Daniel J. Callahan, III, Karen Hastie Williams and Stephen G. Yeonas. Functions of the Audit Review Committee include recommending the independent public accountants to be engaged by the Company, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the Company's system of internal controls and the adequacy of the internal audit program. This committee held five meetings during fiscal year 1996.

     The Nominating Committee members are: Stephen G. Yeonas (Chairman), Michael
D. Barnes, Patrick J. Maher and Karen Hastie Williams. Functions of the Nominating Committee include maintaining a roster of persons for consideration as members of the Board of Directors and recommending procedures for filling vacancies on the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders; the name and resume of each such nominee should be sent to the Chairman of the Nominating Committee. This committee did not meet during fiscal year 1996.

     The Personnel & Compensation Committee members are: Daniel J. Callahan, III (Chairman), Michael D. Barnes, Fred J. Brinkman and Melvyn J. Estrin. The Personnel & Compensation Committee considers compensation and benefits for directors and officers of the Company and succession planning matters. There were three meetings of this committee during fiscal year 1996.

     The Board of Directors held 11 meetings during fiscal year 1996.
                                ---------------

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid an annual retainer of $17,000 and $900 per meeting of the Board, committee of the Board and stockholders which they attend. Directors receive $5,000 worth of the $17,000 retainer in the form of common stock of the Company. Directors who have served a minimum of 5 years on the Board are eligible to receive a retirement benefit which continues for 10 years. For Directors who have 10 years of service at the time of their retirement from the board, the annual benefit is equal to the retainer payable at the time of their retirement from the Board. For Directors who retire after at least 5 years of service but fewer than 10 years of service on the Board, the benefit is ratable (i.e., 50% of the retainer after 5 years of service, 60% after 6 years of service, etc.).

                          BUSINESS RELATIONSHIPS WITH
                            ASSOCIATES OF DIRECTORS

     The law firm of Crowell & Moring, with which Ms. Williams is a partner, performed legal services for the Company during fiscal year 1996.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership information as of January 2, 1997, regarding the Company's outstanding equity securities by each director, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group.

                                                                           AMOUNT
                                                                         AND NATURE      PERCENT
                                                                        OF BENEFICIAL      OF
        TITLE OF CLASS                 NAME OF BENEFICIAL OWNER          OWNERSHIP*       CLASS
-------------------------------    ---------------------------------    -------------    -------
Common Stock...................    Michael D. Barnes................         1,479         **
Common Stock...................    Fred J. Brinkman.................         2,229         **
Common Stock...................    Daniel J. Callahan, III..........         6,229         **
Common Stock...................    Orlando W. Darden................           629         **
Common Stock...................    James H. DeGraffenreidt, Jr. ....        32,952         **
Common Stock...................    Melvyn J. Estrin.................         7,970         **
Common Stock...................    John K. Keane, Jr. ..............        16,394         **
Common Stock...................    Frederic M. Kline................        12,371         **
Common Stock...................    Patrick J. Maher.................        72,629         **
Common Stock...................    Joseph M. Schepis................        26,037         **
Common Stock...................    Karen Hastie Williams............           638         **
Common Stock...................    Stephen G. Yeonas................         8,452         **
All directors and executive
  officers as a group:
     Common Stock...................................................       277,539         **

---------------
 * All shares are directly owned by persons shown in this table except the following shares which are owned indirectly: (i) 24,200 shares are held by executive officers in the Company's Savings Plan for Management Employees,
   (ii) 2,000 shares are owned by Mr. Callahan's wife, and Mr. Callahan disclaims beneficial ownership of those shares and (iii) 642 shares are held by two of Mr. Maher's adult children, and Mr. Maher disclaims beneficial ownership of those shares.
** Less than 1% of class outstanding.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION                 AWARDS
                                        ---------------------------------       -----------
                                                                   OTHER         RESTRICTED        ALL
           NAME AND              FISCAL                            ANNUAL          STOCK          OTHER
      PRINCIPAL POSITION         YEAR    SALARY       BONUS    COMPENSATION(2)    AWARDS(3)   COMPENSATION(5)
-------------------------------  ----   --------   ----------- --------------   -----------   ---------------
Patrick J. Maher...............  1996   $425,000   $400,000(1)     $3,064       $708,000(4)       $6,000
  Chairman of the Board and      1995    365,000       225,000      3,064                 0        6,000
  Chief Executive Officer        1994    365,000       225,000      3,064                 0        6,419
James H. DeGraffenreidt,
  Jr. .........................  1996    270,000       230,000      1,387        285,250(4)        6,000
  President and                  1995    225,000       150,000        693        221,250(4)        6,000
  Chief Operating Officer        1994    155,000        65,000        453                 0        5,627
                                 1996    185,000       140,000        755        207,250(4)        5,836
Joseph M. Schepis..............  1995    145,000        90,000        647        101,406(4)        5,243
  Senior Vice President          1994    123,000        32,000        410                 0        4,920
Frederic M. Kline..............  1996    145,000       100,000        454         97,500(4)        5,679
  Vice President and             1995    123,000        45,000        467                 0        4,730
  Treasurer                      1994    123,000        32,000        440                 0        4,920
John K. Keane, Jr. ............  1996    161,000        80,000      1,710         97,500(4)        6,000
  Senior Vice President          1995    161,000        65,000      1,755                 0        6,000
  and General Counsel            1994    161,000        47,000      1,691                 0        6,110

---------------

(1) The Board of Directors deferred payment of this incentive award to Mr. Maher as follows: 25% was paid on January 1, 1997; 25% is payable on January 1, 1998 and 50% is payable on January 1, 1999.

(2) This column reports taxes paid by the Company on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000.

(3) The number and value of the aggregate restricted stock holdings at the end of fiscal year 1996 for the named executive officers was as follows: Patrick
    J. Maher, 48,000 shares valued at $1,056,000; James H. DeGraffenreidt, Jr., 32,350 shares valued at $711,700; Joseph M. Schepis, 17,900 shares valued at $393,800; John K. Keane, Jr., 8,850 shares valued at $194,700 and Frederic
    M. Kline, 7,100 shares valued at $156,200.

(4) Restricted stock awards are reported at the aggregate market value on the date of the grant. The fiscal year 1995 restricted stock awards shown were granted on October 25, 1994, effective November 1, 1994. The market value on the grant date was $18.4375 per share. The number of restricted shares granted in fiscal year 1995 for the named executive officers was as follows:
    James H. DeGraffenreidt, Jr., 12,000 shares, and Joseph M. Schepis, 5,500 shares. The awards granted in fiscal year 1995 to Messrs. DeGraffenreidt and Schepis vest in increments of 10% on each anniversary of the effective date of the awards. The fiscal year 1996 restricted stock awards shown were granted and effective on November 1 and November 28, 1995. The market values on the grant dates were $19.50 per share on November 1, 1995 and $20.50 per share on November 28, 1995. The number of restricted shares granted in fiscal year 1996 for the named executive officers was as follows: Patrick J. Maher, 36,000 shares; James H. DeGraffenreidt, Jr., 14,500 shares; Joseph M. Schepis, 10,500 shares; John K. Keane, Jr., 5,000 shares; Frederic M. Kline, 5,000 shares. Shares granted on November 1, 1995 vest as follows: for Mr. Maher, the shares vest in increments of 33.3% on each anniversary of the award except the final increment, which vests on April 20, 1998; for Messrs. DeGraffenreidt, Keane, Schepis and Kline, the shares vest in 20% increments on each anniversary of the award, except that the final increment vests for Mr. Keane on January 19, 2000. The shares granted to Messrs. Maher, DeGraffenreidt and Schepis on November 28, 1995 vested on November 28, 1996. Dividends are paid on restricted shares from the effective date of the awards.

(5) This column reports the Company's matching contributions to the Company's Savings Plan for Management Employees during the applicable fiscal years.

                                ---------------

     The Company maintains a trusteed, noncontributory pension plan covering all active employees and vested former employees of the Company and its utility subsidiaries. Executive officers also participate in a Supplemental Executive Retirement Plan (SERP). Upon normal retirement (age 65), or at age 60 with 30 years of benefit service, each eligible participant is entitled under the SERP to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant's highest rates of annual basic compensation, including any amounts paid or deferred under the Executive Incentive Compensation Plan, on December 31 of the three years out of the final five years of the participant's service as a participant. Under certain conditions, participants may elect to have a portion of their SERP benefit paid in the form of a lump sum.

     The following table shows the estimated annual single life benefits payable under the pension plan and SERP upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

                         FINAL                        YEARS OF BENEFIT SERVICE
                        AVERAGE                 ------------------------------------
                     COMPENSATION                  10            20            30
            -------------------------------     --------      --------      --------
            $100,000.......................     $ 20,000      $ 40,000      $ 60,000
             200,000.......................       40,000        80,000       120,000
             400,000.......................       80,000       160,000       240,000
             600,000.......................      120,000       240,000       360,000
             700,000.......................      140,000       280,000       420,000
             800,000.......................      160,000       320,000       480,000

     Each of the five executive officers named above in the Summary Compensation table has 30 years of benefit service except Mr. DeGraffenreidt, who has 15 years of benefit service. Benefits shown in the pension table are not subject to reductions for Social Security.

                                ---------------

               REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

     The Personnel and Compensation Committee of the Board of Directors (P & C Committee) has responsibility for recommending levels of executive compensation for consideration by the Company's Board of Directors. The objective of executive compensation is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each executive officer. Executive compensation is also intended to provide rewards and incentive for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

                       ELEMENTS OF EXECUTIVE COMPENSATION

     The P & C Committee's philosophy is that total compensation for each of the Company's officers should be competitive with executives having similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance. To accomplish these objectives, each officer's compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is "at risk," in that payment of any such compensation depends upon performance of the individual officer and performance of the Company as a whole. The value of long-term incentive compensation is affected by the performance of the Company's stock.

     The following is a description of these elements of each officer's compensation.

     Base Salary: The P & C Committee intends base salary levels of officers to be set at a level somewhat below market levels for officers of similar experience and responsibility. To reach a competitive level of total compensation, the officer then has an opportunity to earn incentive compensation, as described further below. This approach to determination of base salary is seen by the P & C Committee as a way to better align the interests of the officers of the Company with the interests of the stockholders.

     To determine competitive compensation levels, management of the Company obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer's responsibility and performance, the Chairman and CEO of the Company makes specific recommendations for salary adjustments for all executive officers except himself. The P & C Committee reviews these recommendations in consultation with an independent advisor retained by the P & C Committee. Based on this consultation and the data on industry compensation levels, the P & C Committee makes a final recommendation to the full Board of Directors as to all executive officers, including the Chairman and CEO (whose compensation is described further below).

     For fiscal year 1996 (October 1, 1995 through September 30, 1996), the P & C Committee decided that the officers' base salaries should generally be set at approximately 90% of market levels based on a group of comparable utilities. This approach was taken to generally place base salaries below overall market rates, and to leave the opportunity for each officer to meet or exceed market compensation through incentive pay. This practice is designed to encourage higher levels of performance by the Company officers.

     Short-Term Incentive Compensation: Short-Term incentive compensation for executive officers is earned under the Company's Executive Incentive Compensation Plan (EICP). Payments can only be made under the EICP if the Company's rate of return on common stock equity exceeds a threshold amount predetermined annually by the Board of Directors. For Fiscal Year 1996, that minimum threshold was determined to be the return on equity that results when net income applicable to common stock is at least

$54.4 million. For FY 1996, that return on equity was 10.16%. Since the Company earned $80.3 million and 15% on its common equity, the threshold was exceeded, and individual awards were allowable under the EICP.

     Individual awards under the EICP are considered by the P & C Committee annually in conjunction with base salary adjustments. The Chairman and CEO makes recommendations to the P & C Committee for EICP awards for each executive officer except himself. These recommendations include evaluation of the following factors applicable to the executive officers: (i) success in meeting established corporate and departmental goals; (ii) managing resources within established departmental budgets; (iii) effectiveness in areas of leadership, planning and teamwork; (iv) peer evaluations; and (v) comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation. The P & C Committee considers the amount and basis for these recommendations in consultation with its independent advisor and makes final recommendations to the full Board of Directors.

     Long-Term Incentive Compensation: In February 1990, the stockholders of the Company approved the adoption of a Long-Term Incentive Compensation Plan (LTICP). The LTICP provides a long-term element of compensation for executive officers. The plan is intended to promote achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the Executive Officers. Under the LTICP, there may be awards of Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares and Dividend Units. The P & C Committee is the Administrator of the LTICP and has the authority to grant awards under the LTICP. Specific awards are granted based upon consideration of the individual officer's responsibility for, and contribution toward, achievement of long-term objectives in enhancement of the Company's shareholder value, financial stability and competitive position. To date, awards have only been granted in the form of Restricted Stock. Awards were made to thirteen officers under the LTICP during FY 1996.

            COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     In October 1995, the P & C Committee increased Mr. Maher's salary for fiscal year 1996 to a level of approximately 90% of the market base salary for a position of similar responsibilities. This reflects the approach by the P & C Committee that a significant percentage of the total compensation of the Chairman and CEO should be derived from incentive compensation rather than salary.

     Mr. Maher received an incentive payment under the EICP applicable to FY 1996 of $400,000, which was 94% of his base salary. The Board of Directors deferred payment of this incentive award to Mr. Maher as described in footnote
(1) to the Summary Compensation Table appearing in this proxy statement. EICP payments are incentive compensation which is variable from year to year depending upon performance of the Company compared to its industry peers and accomplishment of established corporate objectives. Mr. Maher's incentive compensation for FY 1996 was based on substantial corporate achievements attained in FY 1996, including: (i) a return on common equity of 15%; (ii) an increase in earnings to $1.85 per share for FY 1996, compared to $1.45 for FY 1995; and (iii) continued development of effective strategic plans for the Company to successfully compete in an increasingly deregulated market.

                                      PERSONNEL AND COMPENSATION COMMITTEE

                                          Daniel J. Callahan, III (Chairman)
                                          Michael D. Barnes
                                          Fred J. Brinkman
                                          Melvyn J. Estrin
                                ---------------

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly cumulative total shareholder return on Washington Gas Light Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 1991, and ended September 30, 1996.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*

        MEASUREMENT PERIOD            WASHINGTON GAS     STANDARD & POOR'S   DOW JONES UTILITY
      (FISCAL YEAR COVERED)            LIGHT COMPANY            500               AVERAGE
1991                                      $100.00             $100.00             $100.00
1992                                      $122.00             $111.00             $110.00
1993                                      $150.00             $126.00             $132.00
1994                                      $125.00             $130.00             $103.00
1995                                      $147.00             $169.00             $129.00
1996                                      $172.00             $203.00             $139.00

* Assumes reinvestment of dividends daily for Standard & Poor's 500, quarterly for the Dow Jones Utility Average and Washington Gas Light Company. This calculation is based on $100 invested on September 30, 1991.

                       (2) RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify the appointment of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 1997. The appointment was made upon the recommendation of the Audit Review Committee, which is composed of directors who are not officers or otherwise employees of the Company. This firm has been similarly employed by the Company since 1949. Representatives of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (2).

                            (3) STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given the Company notice of her intention to present a proposal for consideration by the stockholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.

     YOUR BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY OPPOSE THE ADOPTION OF THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL AND, THEREFORE, RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

                              STOCKHOLDER PROPOSAL

     RESOLVED, "That the stockholders of Washington Gas Light, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement submitted by Mrs. Davis in support of her resolution is as follows:

     REASONS: "Many states have mandatory cumulative voting, so do National Banks." "In addition, many corporations have adopted cumulative voting."

     Last year the owners of 4,708,992 shares, representing approximately 17.2% of the shares voting, voted for this proposal.

     "If you AGREE, please mark your proxy FOR this resolution."

            OPPOSITION OF YOUR BOARD OF DIRECTORS AND THE MANAGEMENT
                             AND REASONS THEREFOR:

     Your Board of Directors believes it is important for each member of the Board to represent all stockholders, not just a particular interest group or faction.

     Persons serving on this Company's Board of Directors have wide experience in law, public accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the Directors do not believe it is desirable to select candidates for election in that manner.

     These objectives of your Directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of stockholders to elect a particular Director. A Director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular stockholder group. This result would be directly opposite to the purpose of having each member of your Board of Directors represent all stockholders.

     For these reasons, the Board of Directors and the management oppose the proposed resolution.

     Mrs. Davis has submitted substantially the same proposal in the preceding eleven years and it was defeated by a vote of over 80% of shares voting on the proposal each year.

     THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.
                                ---------------

                            (4) STOCKHOLDER PROPOSAL

     A shareholder has given the Company notice of his intention to present the following proposal for consideration by the stockholders at the annual meeting. Information as to the identity of the shareholder and number of shares held by him will be furnished, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor. Such requests should be directed to Shareholder Services, Washington Gas Light Company, 1100 H St., N.W., Washington, DC 20080; tel (202) 624-6558.

     YOUR BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY OPPOSE THE ADOPTION OF THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL AND, THEREFORE, RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

                              STOCKHOLDER PROPOSAL

     Directors at Washington Gas receive retirement benefits in addition to their annual fees. The 1996 Washington Gas proxy statement says, "Directors who have served a minimum of 5 years on the Board are eligible to receive a retirement benefit which continues for 10 years."

     I believe retirement benefits are unnecessary and waste shareholder money. Most Directors are probably covered by large retirement policies at their places of employment, and should not be "double-dipping" at this Company or at any others.

     Directors are supposed to be there to protect shareholders, the owners who elect them. When Directors give themselves pay that isn't connected to the company performance, this separates them from the interest of other shareholders.

     What's the Washington Gas board done for shareholders? The January 1996 proxy shows that the value of $100 dollars invested in the company has gone down since 1993, even while the stock market was breaking new records. And if this doesn't build confidence with shareholders, look at the Wall Street Journal article about Washington Gas Director Melvyn Estrin. The newspaper reported that he sold shares in Fox-Meyer Health Group, where he was co-chairman, shortly before part of the company field [sic] for bankruptcy.

     These cases tell me that some directors are worrying too much about their own personal finances and not enough about the finances of Washington Gas shareholders. Let's help them focas [sic] on shareholders by sending a message on director's pensions.

Please support the following resolution:

     That the shareholders of Washington Gas request that the Board of Directors stop giving pension or other retirement benefits to outside Directors unless the shareholders vote on the pension package; and that current non-employee Directors voluntarily give up their pension benefits.

              OPPOSITION OF YOUR BOARD OF DIRECTORS AND MANAGEMENT
                             AND REASONS THEREFOR:

     Your Board of Directors and Management believe continuation of the retirement benefit for outside directors is reasonable and in the best interest of shareholders. The retirement benefit is part of a package of benefits which the Directors believe represents an appropriate level of compensation. This plan was adopted by the Board in 1993 based on a study by an outside benefits consultant and a review of compensation practices of other companies. It provides a benefit which the Board believes helps attract qualified Directors and also provides an incentive for Directors to continue in Board service for a reasonable period of time.

     The proponent alleges that retirement benefits are "unnecessary and waste shareholder money" and that Directors probably have other retirement benefits and should not "be double dipping". The proponent's unsubstantiated "belief" stands in contrast to the study by an independent benefits consultant retained by the Personnel and Compensation Committee -- which included a review of the compensation packages of several other utility companies and positioned your company in the zone of reasonableness for director compensation.

     The proponent alleges that Director compensation "isn't connected to Company performance." This is untrue, in that currently $5,000 of the Directors' retainer is paid in the form of Company stock. The proponent asks "What's the Washington Gas board done for shareholders?" To answer this question, one need only reflect on (i) the performance graph showing total return on this Company's stock shown in this proxy statement, and (ii) the fact that dividends have been increased each year for 20 consecutive years and paid for 145 consecutive years, a record which puts Washington Gas in the top 1% of companies listed on the New York Stock Exchange.

     Finally, the proponent engages in rather negative and selective rhetoric regarding the sale by a Director of shares in another company. The Director advises that the sales were not a matter of choice, but were required according to the terms of a pre-existing contract.

     There is no basis for the proponent's complaints stated regarding this retirement benefit. The proposal should be rejected, and your Board and Management urge you to vote against the proposal.

     THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

                                ---------------

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.
                                ---------------

     The Annual Report for 1996, including financial statements, was mailed to stockholders on or about January 6, 1997.

     UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT THESE REQUESTS TO: MARIA FRAZZINI, MANAGER -- FINANCIAL RELATIONS, WASHINGTON GAS LIGHT COMPANY, 1100 H ST., N.W., WASHINGTON, D.C. 20080.

     The solicitation of proxies is being made on behalf of the Board of Directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $7,500, plus expenses, to assist in the solicitation of proxies.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals by stockholders which are intended to be presented at the Company's next annual meeting of stockholders must be received by the Company not later than September 22, 1997.

                                VOTING BY PROXY

     Proxy cards will be voted as specified, but if not otherwise marked they will be voted: "FOR" Proposals (1) and (2) and "AGAINST" Proposals (3) and (4).

                                             By order of the Board of Directors,

                                                                 Douglas V. Pope
                                                                       Secretary

January 21, 1997

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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1.

1. Election of all Directors      FOR all nominees  [X]         WITHHOLD AUTHORITY to vote   [X]
                                  listed below                  for all nominees listed below


Nominees:  Michael D. Barnes, Fred J. Brinkman, Daniel J. Callahan, III, Orlando
           W. Darden, James H. DeGraffenreidt, Jr., Melvyn J. Estrin, Patrick
           J. Maher, Karen Hastie Williams, Stephen G. Yeonas

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

2. Ratification of the Appointment of Auditors.

   FOR  [X]           AGAINST  [X]          ABSTAIN  [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.

3. Shareholder Proposal.

   FOR  [X]           AGAINST  [X]          ABSTAIN  [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 4.

4. Stockholder Proposal.                                 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the
   FOR  [X]   AGAINST  [X]   ABSTAIN  [X]                   meeting or any adjournment thereof.


                                                                                           Change of Address
                                                                                           and or Comments       [X]
                                                                                           Mark Here

                                                               Please sign exactly as name or names appear on this
                                                               proxy.  If stock is held jointly, each holder
                                                               should sign.  If signing as attorney, trustee,
                                                               executor, administrator, custodian, guardian or
                                                               corporate officer, please give full title.

                                                               Dated:                                      , 19
                                                                      -------------------------------------    ---

                                                               ---------------------------------------------------
                                                                                   Signature

                                                               ---------------------------------------------------
                                                                          Signature (if held jointly)

                                                               VOTES MUST BE INDICATED (X)
                                                               IN BLACK OR BLUE INK.        [X]



PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

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                         WASHINGTON GAS LIGHT COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR ANNUAL MEETING FEBRUARY 21, 1997

        I (WE) here appoint Patrick J. Maher and Stephen G. Yeonas and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Directors, which may come before the February 21, 1997 Annual Meeting of the Shareholders of Washington Gas Light Company and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at the Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W. Washington, D.C. on Friday, February 21, 1997 at 10 a.m.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THIS PROXY WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

                   (Continued and to be signed and dated on the reverse side.)

                      WASHINGTON GAS LIGHT COMPANY
                      P.O. BOX 11038
                      NEW YORK, N.Y.  10203-0038



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